Exhibit 99.2

Consent to be Named as a Director Nominee

Consent to be Named as a Director Nominee in connection with the filing by Babylon Holdings Limited of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Babylon Holdings Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 15, 2021

/s/ David Warren
David Warren